Exhibit 99.1

Calidi Biotherapeutics Announces Exercise of Warrants for $2.1 Million Gross Proceeds

SAN DIEGO, May 31, 2024 — Calidi Biotherapeutics, Inc. (“Calidi” or the “Company”) (NYSE American: CLDI), a clinical-stage biotechnology company developing a new generation of targeted immunotherapies, today announced the entry into a definitive agreement for the immediate exercise of certain outstanding Series B and C warrants to purchase up to an aggregate of 10,698,000 shares of the Company’s common stock at a reduced exercise price of $0.20. The Series B and C warrants, issued in April 2024, have a term of twelve months and four months, respectively. The gross proceeds to the Company from the exercise of the warrants are expected to be approximately $2.1 million, prior to deducting placement agent fees and estimated offering expenses.

Ladenburg Thalmann & Co, Inc. is acting as the exclusive placement agent for the offering.

In consideration for the immediate exercise of the warrants for cash, the Company will issue new unregistered warrants to purchase up to 10,698,000 shares of common stock. The new warrants will have an exercise price of $0.30 per share, will be exercisable upon receipt of shareholder approval and will have a term of five and a half years from the issuance date. In addition, as part of the exercise of the Series B and C warrants, the Company also issued Series B-1 and C-1 warrants to purchase up to 10,698,000 shares of common stock. The Series B-1 warrants and Series C-1 warrants each have an exercise price of $0.20 per share and will expire five years from the issuance date.

The offering is expected to close on or about June 3, 2024, subject to satisfaction of customary closing conditions. The Company intends to use the net proceeds from this offering to advance its clinical and pre-clinical programs and for continuing operating expenses and working capital.

The new warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the new warrants issued in the private placement and the shares underlying the new warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the new warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage immuno-oncology company with proprietary technology designed to arm the immune system to fight cancer. Calidi’s novel stem cell-based platforms are utilizing potent allogeneic stem cells capable of carrying payloads of oncolytic viruses for use in multiple oncology indications, including high-grade gliomas and solid tumors. Calidi’s clinical stage off-the-shelf, universal cell-based delivery platforms are designed to protect, amplify, and potentiate oncolytic viruses leading to enhanced efficacy and improved patient safety. This dual approach can potentially treat, or even prevent, metastatic disease. Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward looking statements include, but are not limited to, statements concerning use of proceeds from the offering, that the closing of offering will occur or will occur on the anticipated closing date, upcoming key milestones, planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Form 10-K filed on March 15, 2024.

-1-